Exhibit 99.1

Item 6.	Selected Financial Data

The following table sets forth the Company’s selected historical financial data. The selected historical financial data as of November 30, 2009, 2008, 2007, 2006, and 2005 and for each of the five years in the period ended November 30, 2009 are derived from the Company’s audited consolidated financial statements.

	2009	2008	2007	2006	2005
	(Dollars in millions, except per share data)
Statement of operations data:
Net Sales	$696.4	$869.4	$745.5	$699.1	$695.0
Cost of goods sold	536.7	731.4	605.2	549.2	542.6

Gross profit	159.7	138.0	140.3	149.9	152.4
Selling, general and administrative	99.9	104.8	99.1	105.6	105.7
Depreciation and amortization	22.9	23.9	20.1	20.2	21.1
Indefinite lived trademark impairments(1)	—	—	—	1.0	—
Fixed asset impairment	1.1	—	—	.1	2.5
Restructuring and severance(2)	2.1	.6	1.0	1.3	5.4
Interest expense	8.1	13.0	16.5	21.3	22.6
Equity (earnings) loss in affiliates	—	(.2)	(1.2)	(2.3)	(.7)
Debt redemption expense(3)	—	—	12.4	—	—
Other (income) expense, net	(2.3)	(2.1)	(.7)	(.6)	(1.2)

	$131.8	$140.0	$147.2	$146.6	$155.4

Income (loss) from continuing operations before income taxes	27.9	(2.0)	(6.9)	3.3	(3.0)
Income tax expense (benefit)	1.7	.2	.1	.1	(.3)

Income (loss) from continuing operations	26.2	(2.2)	(7.0)	3.2	(2.7)
Discontinued Operations, net of tax:
Income (loss) from operations	—	—	.3	(.1)	.9
Gain on sale	—	—	—	18.2	—

Income from discontinued operations	—	—	.3	18.1	.9

Net income (loss)	$26.2	$(2.2)	$(6.7)	$21.3	$(1.8)

Basic and Diluted income (loss) per share:
Income (loss) from continuing operations	$.59	$(.05)	$(.17)	$.08	$(.06)
Income from discontinued operations	—	—	.01	.43	.02

Net income (loss) per share	$.59	$(.05)	$(.16)	$.51	$(.04)

General:
Capital expenditures	$10.4	$14.8	$16.2	$13.0	$12.4
Total assets	$338.0	$351.6	$326.4	$338.9	$358.3
Long-term debt(3)	$140.8	$182.1	$144.6	$165.0	$176.3

(1)	During 2006, the Company recorded indefinite-lived intangible asset impairment charges of $1.0 million.
(2)

Restructuring and severance consisted primarily of severance costs of $2.1 million in 2009, costs for the closure of an extrusion facility and severance costs in 2008, severance costs in 2007, severance costs, asset write-downs and costs for the closure of a European sales office in 2006 and the closure of the Company’s wallcovering distribution facility and the closure of a design center in 2005.

(3)

On May 22, 2007, the Company entered into a $150 million Term Loan Credit Agreement (“Term Loan”). Proceeds of the Term Loan, along with cash and other resources of the Company were used to redeem the Company’s $165 Million 11 1/4% Senior Secured Notes. Additionally, the Company paid $9.8 million in premium and tender fees and wrote off $2.6 million of deferred financing costs.